Exhibit 99.3

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note: The information contained in this Item has been updated to reflect America First Multifamily Investors, L.P.’s (the Company) implementation of the Accounting Standards Update (“ASU”) 2015-03, “Interest – Imputation of Interest (Subtopic 835-30)”in the first quarter 2016. The new accounting guidance changed the presentation of deferred financing costs in the consolidated financial statements to present them as a direct deduction from the related debt liability rather than as Other Assets and is applied retrospectively. The new accounting guidance did not change the presentation of deferred financing costs related to lines of credit, so these continue to be reported as Other Assets.

In addition, beginning in the second quarter of 2016, the Company created a new segment called Other Investments. As of December 31, 2015, the Other Investments segments consists of property notes receivable due from Vantage at Brooks LLC and Vantage at Braunfels LLC.  The assets and income the Company realizes from these investments pursuant to their executed agreements have been recast and included within the Other Investments segment within this Form 8-K.

The resulting changes are discussed further in the Notes to Consolidated Financial Statements in Exhibit 99.4 as follows:

•

Note 2, Summary of Significant Accounting Policies; Note 9, Other Assets; Note 12, Debt Financing; and Note 13, Mortgages Payable: Reclassifications were made to conform to the implementation of ASU 2015-13, where the deferred financing costs are reported as a reduction of related debt liability rather than as Other Assets for all periods presented.

•	Note 21, Segments: Reclassifications were made to present separately the Other Investments segment for all periods presented.

Various information within Items 1, 6, and 7 of the 2015 Form 10-K was also updated because of the changes noted above and are presented, in their recast form, in Exhibits 99.1, 99.2 and 99.3 of this Form 8-K, respectively. These changes had no impact on consolidated net income or cash flows.

For significant developments that have occurred subsequent to the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”), refer to America First Multifamily Investors, L.P. Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016.

General

In this Management’s Discussion and Analysis, all references to “we,” “us,” and the “Partnership” refer to America First Multifamily Investors, L.P. and its wholly-owned subsidiaries at December 31, 2015. The “Company” refers to the Partnership and the Consolidated VIEs.

We were formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing, the Residential Properties, and commercial properties in their market areas.  The Company includes the assets, liabilities, and results of operations of the Partnership, its wholly-owned subsidiaries and two other consolidated entities in which we do not hold an ownership interest and which are treated as VIEs of which we have been determined to be the primary beneficiary, the Consolidated VIEs.  Bent Tree and Fairmont Oaks, the two Consolidated VIEs, are presented as discontinued operations for all periods presented. All significant transactions and accounts between us and the Consolidated VIEs have been eliminated in consolidation. See Note 2 to the Company’s consolidated financial statements for additional details.

Executive Summary

Mortgage Revenue Bonds.  As of December 31, 2015, we owned 64 mortgage revenue bonds with an aggregate outstanding principal amount of $534.7 million.  Sixty-two of these bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing for 44 Residential Properties containing a total of 8,041 rental units located in the states of California, Florida, Illinois, Indiana, Iowa, Louisiana, Maryland, Minnesota, New Mexico, North Carolina, Ohio, South Carolina, Tennessee, and Texas. Two of the bonds’ properties located in Texas are not operational and are under construction and two bonds are collateralized by commercial real estate located in Tennessee. Each of the sixty-two mortgage revenue bonds are secured by mortgages or deeds of trust on the financed Residential Properties.  Two mortgage revenue bonds are secured by ground, facility, and equipment of a commercial ancillary health care facility.

As of December 31, 2014, we owned 55 mortgage revenue bonds with an aggregate outstanding principal amount of $424.2 million.  These bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing for 35 Residential Properties containing a total of 6,527 rental units located in the states of California, Florida, Illinois, Indiana, Iowa, Louisiana, Maryland, Minnesota, North Carolina, Ohio, South Carolina, Tennessee, and Texas. Three of the bonds’ properties located in Texas are not operational and are under construction and two bonds are collateralized by commercial real estate located in Tennessee. Each of the fifty-one mortgage revenue bonds are secured by mortgages or deeds of trust on the financed Residential Properties.  Two mortgage revenue bonds are secured by ground, facility, and equipment of a commercial ancillary health care facility.

The following table compares total revenues, total interest expense and net income for the mortgage revenue bond investment segment for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
Mortgage Revenue Bond Investments
Total revenues	$38,772,872	$26,929,446	$26,826,785
Total interest expense	$10,787,252	$7,147,092	$3,082,739
Net income	$17,924,037	$13,181,961	$13,806,271

The change in net income between 2015 and 2014 is comprised of several factors:

•	Contingent interest of approximately $4.8 million realized on the sale of the Consolidated VIEs,
•	A net increase in other interest income due to increased notes receivable held in 2015 including approximately $1.5 million of note interest received from Fairmont Oaks, a Consolidated VIE,
•	A net increase of approximately $9.8 million in recurring investment interest income related to acquisitions of new mortgage revenue bonds during 2015,
•

A reduction in the net realized gain of approximately $3.7 million from the 2014 Lost Creek mortgage revenue bond redemption and the 2014 Autumn Pines mortgage revenue bond sale which did not repeat in 2015,

•	Increased administrative expense of approximately $651,000 due to the increase in the mortgage revenue bond portfolio,
•	Increased interest expense of approximately $3.6 million due to increased borrowings and the derivative mark to market adjustments, and
•	Increased professional fee expense including approximately $368,000 due to the 2015 consent solicitation.

The change in net income between 2014 and 2013 is comprised of several factors:

•	A net realized gain of approximately $2.8 million from the Lost Creek mortgage revenue bond redemption and an approximate $873,000 gain from the Autumn Pines mortgage revenue bond sale.

•

A net increase of approximately $4.0 million in investment interest income related to acquisitions of new mortgage revenue bonds during 2014 and sales and foreclosures which occurred in 2013 and did not occur in 2014,

•	A reduction related to a net realized gain of approximately $1.9 million from the redemption of the Iona Lakes mortgage revenue bond which did not repeat in 2014, and
•	Increased interest expense of approximately $4.1 million due to increased borrowings and the derivative mark to market adjustments.
•	Increased amortization, administration, and professional fees increased year over year by approximately $1.5 million.

See Item 7, “Results of Operations” and Notes 5 and 21 to the Company’s consolidated financial statements for additional details.

Other Securities.  During 2015, 2014, and 2013, we were invested in other types of securities.  In accordance with the terms of the Amended and Restated LP Agreement, these securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency, must generate income which is exempt from inclusion for federal income taxation purposes at the time of acquisition, and may not represent more than 25% of our assets at the time of acquisition.

PHC Certificates.  The PHC Certificates consist of custodial receipts evidencing loans made to a number of public housing authorities.  Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by HUD under its Capital Fund Program.

The following table compares total revenues and net income for the PHC Trusts segment for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
PHC Certificates
Total revenues	$2,994,482	$3,038,819	$3,261,611
Net income	$1,758,022	$1,714,968	$1,940,459

The slight decrease in total revenues when comparing 2015 to 2014 was the result of the principal reductions of the PHC Certificates owned by us. The slight increase in net income when comparing the same periods was related to less interest expense incurred due to the reduction of approximately $610,000 in related PHC TOB Trust financing.

The decrease in revenue and net income when comparing 2014 to 2013 is related to the principal reductions. See Notes 6 and 21 to the Company’s consolidated financial statements for additional details.

MBS Securities.  The third class of securities owned by us is MBS Securities.

As of December 31, 2015 and 2014, we owned three state-issued MBS Securities with an aggregate outstanding principal amount of approximately $14.8 million.  As of December 31, 2013, we owned fourteen state-issued MBS Securities acquired during the fourth quarter of 2012 and first six months of 2013.

The following table compares total revenues and net income for the MBS Securities segment for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
MBS Securities
Total revenues	$225,890	$1,423,958	$1,601,270
Net income	$67,547	$1,017,637	$1,055,736

The decrease in total revenues and net income when comparing 2015 and 2014, resulted from the change in prospective premium amortization of MBS Securities and the sale of approximately $24.6 million par value of the MBS Securities during 2014 and 2013.

The slight decrease when comparing 2014 to 2013 is directly related to the sale of the MBS Securities during 2014. See Notes 7 and 21 to the Company’s consolidated financial statements for additional details.

Other Investments.  As of December 31, 2015, the Other investments segment consists of property notes receivable due from Vantage at Brooks LLC and Vantage at Braunfels LLC. Proceeds on the property notes receivable are used to develop and construct separate multifamily projects located in San Antonio, TX and New Braunfels, TX. The notes are guaranteed by unrelated third parties.

The following table compares total revenues and net income for the Other Investments segment for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
Other Investments
Total revenues	$170,922	$-	$-
Net income	$170,922	$-	$-

The property notes receivable were issued in the fourth quarter of 2015. Therefore, there was no activity in this segment during 2014.

MF Properties.  To facilitate our investment strategy of acquiring additional mortgage revenue bonds secured by multifamily, student, and senior citizen residential properties, we may acquire ownership positions in MF Properties, in order to ultimately restructure the property ownership through their sale.  We expect each of these MF Properties will eventually be sold to a not-for-profit entity or in connection with a syndication of LIHTCs under Section 42 of the Internal Revenue Code.

At December 31, 2015, our wholly-owned subsidiary held interests in one entity that owns an MF Property containing a total of 270 rental units. Our subsidiary owns six MF Properties, Arboretum, DeCordova, Eagle Village, Weatherford, The 50/50, and Woodland Park containing a total of 1,553 rental units. In addition, we own The Suites on Paseo, 394 rental units, directly. At December 31, 2014, our wholly-owned subsidiaries held interests in three entities that owned MF Properties containing a total of 610 rental units.  In addition, our subsidiaries owned six MF Properties, Arboretum, DeCordova, Eagle Village, Weatherford, The 50/50, and Woodland Park containing a total of 1,553 rental units.  The MF Properties’ operating goal is similar to that of the properties underlying our mortgage revenue bond investments.

The following table compares total revenues, total interest expense and net income for the MF Properties segment for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
MF Properties
Total revenues	$22,388,234	$14,250,572	$11,358,719
Total interest expense	$2,659,350	$2,319,928	$2,152,010
Net income (loss)	$2,967,098	$(933,478)	$1,343,405

During 2015 we included The 50/50 MF Property that began leasing in August 2014, and the Suites on Paseo that became an MF Property in September 2015. We did not include Glynn Place and The Colonial beyond their August and May 2015 sale dates, respectively. The increase in net income for 2015, as compared to 2014 is attributable, for the most part, to a gain of approximately $4.6 million reported on the sale of Glynn Place and The Colonial in 2015.  Excluding these 2015 gains the majority of the increase in the loss 2015 as compared to 2014 was attributable to the property operations after the completion of The 50/50 MF Property in August 2014 and the Suites on Paseo was added to the MF Properties in September 2015. During 2015, The 50/50 MF Property began to accrue real estate taxes and the Suites on Paseo incurred one time acquisition and accrued expenses.

The increase in revenue and a decrease in loss from continuing operations for the year ended December 31, 2014 compared to the year ended December 31, 2013 can be attributed to the completion and lease up of The 50/50 in 2014.  We reported gains of approximately $3.2 million from the recognition of the sale of the Ohio Properties and Greens Property for the year ended December 31, 2013.  See Notes 8, 10, and 21 to the Company’s consolidated financial statements for additional details.

Discontinued Operations.  In April 2015, the property owners entered into brokerage contracts to sell Bent Tree and Fairmont Oaks, the Consolidated VIEs. As a result, these entities met the criteria for discontinued operations presentation and have been classified as such in the Company’s consolidated financial statements for all periods presented.  The sales of the Consolidated VIEs were closed in the fourth quarter of 2015 with the gains and results of operations of the Consolidated VIEs reported as part of the discontinued operations in net income for all periods presented. The Company reported gains of approximately $3.2 million related to the sale of the Consolidated VIEs as discontinued operations for the year ended December 31, 2015. No net income or loss from these properties operations or sale accrued to the Unitholders or the General Partner during 2015.  As of and for the years ended December 31, 2014 and 2013, the Company's two Consolidated VIEs are reported as assets held for sale and discontinued operations on the Company's consolidated financial statements. See Notes 2, 4, 8, 10, 21, and 22 to the Company consolidated financial statements for additional details.

The following table compares net income from discontinued operations for the periods indicated:

	For the Year Ended December 31,
	2015	2014	2013
Discontinued Operations
Net income (loss)	$3,721,397	$52,773	$(111,353)

TOB Financing.

The following tables provide the details related to the TOB Financing securitization, outstanding debt net of deferred financing costs, year acquired, stated maturity, variability, reset frequency, and annual interest rates at December 31, 2015 and 2014:

TOB Trusts Securitization	Outstanding TOB Trust Financing at December 31, 2015	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
PHC Certificates (1)	$43,985,000	2012	June-16	Variable	Weekly	0.68%	1.62%	2.30%
MBS Securities - 1	2,585,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
MBS Securities - 2	4,090,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
MBS Securities - 3	5,270,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
Decatur Angle	22,847,450	2014	October-16	Fixed	N/A	N/A	N/A	4.26%
Live 929	37,935,981	2014	July-19	Fixed	N/A	N/A	N/A	4.39%
Bruton Apartments	17,246,899	2014	July-17	Fixed	N/A	N/A	N/A	4.51%
Pro Nova 2014-1	9,006,899	2014	July-17	Fixed	N/A	N/A	N/A	4.01%
Pro Nova 2014-2	8,371,899	2014	July-17	Fixed	N/A	N/A	N/A	4.01%
Concord at Gulfgate	14,936,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Concord at Little York	11,231,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Concord at Williamcrest	15,606,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Columbia Gardens	11,699,209	2015	December-17	Fixed	N/A	N/A	N/A	2.76%
Willow Run	11,698,732	2015	December-17	Fixed	N/A	N/A	N/A	2.76%
Total TOB Trust Financing\Effective Rate	$216,512,124							3.26%

(1) Comprised of three TOB Trusts

TOB Trusts Securitization	Outstanding TOB Trust Financing at December 31, 2014	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
PHC Certificates (1)	$44,660,693	2012	June-15	Variable	Weekly	0.58%	1.62%	2.20%
MBS Securities - 1	2,585,000	2012	April-15	Variable	Weekly	0.18%	0.94%	1.12%
MBS Securities - 2	4,090,000	2012	April-15	Variable	Weekly	0.18%	0.94%	1.12%
MBS Securities - 3	5,270,000	2012	April-15	Variable	Weekly	0.12%	0.94%	1.06%
The Suites on Paseo	25,535,000	2013	June-15	Fixed	N/A	N/A	N/A	1.96%
Decatur Angle	21,841,852	2014	October-16	Fixed	N/A	N/A	N/A	4.34%
Live 929	34,942,917	2014	July-19	Fixed	N/A	N/A	N/A	4.47%
Bruton Apartments	17,245,083	2014	July-17	Fixed	N/A	N/A	N/A	4.55%
Pro Nova 2014-1	9,007,656	2014	July-17	Fixed	N/A	N/A	N/A	4.05%
Pro Nova 2014-2	9,007,656	2014	July-17	Fixed	N/A	N/A	N/A	4.05%
Total TOB Trust Financing\Effective Rate	$174,185,857							3.23%

(1) Comprised of three TOB Trusts

In July 2011, we executed a Master Trust Agreement with DB which allowed us to execute multiple TOB Trust structures upon the approval and agreement of terms by DB.  In July 2015, due to certain restrictions imposed by the Volcker Rule, we restructured eight of the existing TOB Trust structures with DB by entering into a new Master Trust Agreement and related documents to create Term TOB Trusts.  See Item 7a, “Quantitative and Qualitative Disclosures about Market Risk” and Note 12 to the Company’s consolidated financial statements for additional details.

TEBS Financings

The following tables provide the details related to the TEBS Financing outstanding debt net of deferred financing costs, year acquired, stated maturity, variability, reset frequency, and annual interest rates at December 31, 2015 and 2014:

	Outstanding TEBS Financing at December 31, 2015	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
M24 TEBS Financing	$60,735,743	2010	September-17	Variable	Weekly	0.04%	1.91%	1.95%
M31 TEBS Financing (1)	92,280,069	2014	July-19	Variable	Weekly	0.02%	1.42%	1.44%
M33 TEBS Financing (1)	81,968,780	2015	July-20	Variable	Weekly	0.02%	1.26%	1.28%
Total TEBS Financing\Effective Rate	$234,984,592							1.52%

(1) Facility fees are variable

	Outstanding TEBS Financing at December 31, 2014	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
M24 TEBS Financing	$75,131,269	2010	September-17	Variable	Weekly	0.07%	1.91%	1.98%
M31 TEBS Financing (1)	92,302,337	2014	July-19	Variable	Weekly	0.05%	1.42%	1.47%
Total TEBS Financing\Effective Rate	$167,433,606							1.70%

(1) Facility fees are variable

In 2015, 2014 and 2010, our consolidated subsidiaries, ATAX TEBS III, LLC, ATAX TEBS II, LLC and ATAX TEBS I, LLC, and we entered into a number of agreements relating to long-term debt financing facilities which are securitization of some of our mortgage revenue bonds. These are referred to as the M33, M31 and M24 TEBS Financing.

See Item 7a, “Quantitative and Qualitative Disclosures about Market Risk” and Note 12 to the Company’s consolidated financial statements for additional details.

Opportunities and Challenges.  The disruptions in domestic and international financial markets and the resulting availability of debt financing have steadily improved since the restrictions seen in 2008. The decline in construction and rehabilitation of affordable multifamily properties during the previous credit crisis, in our view, continues to create potential investment opportunities for us in both mortgage revenue bonds as well as quality MF Properties.  Our ability to restructure existing debt, together with the ability to improve the operations of the MF Properties through our affiliated property management company, can position these MF Properties for an eventual financing with mortgage revenue bonds meeting our investment criteria and that will be supported by a valuable and well-run multifamily residential property.  We believe we can selectively acquire MF Properties, restructure debt and improve operations in order to create value to our Unitholders in the form of a strong mortgage revenue bond investment.

On the other hand, economic weakness in real estate and municipal bond markets may limit our ability to access additional debt financing that we use to partially finance our investment portfolio or otherwise meet our liquidity requirements.  Economic conditions, including sluggish job and income growth and low home mortgage interest rates, have had a negative effect on some of the Residential Properties which collateralize our mortgage revenue bond investments and our MF Properties in the form of lower occupancy.  In addition, the Residential Properties and MF Properties which have not reached stabilization (which is 90% occupancy for 90 days and the achievement of 1.15 times debt service coverage ratio on amortizing debt service during the period) will result in lower economic occupancy. The overall economic occupancy (which is adjusted to reflect rental concessions, delinquent rents and non-revenue units such as model units and employee units) of the stabilized Residential Properties that we have financed with mortgage revenue bonds was approximately 90% during 2015 and 91% during 2014.  The economic occupancy of the stabilized MF Properties has increased to approximately 90% during 2015 as compared to 87% during 2014.  Based on the growth statistics in the market, we expect to see continued improvement in property operations and profitability.

Discussion of the Residential Properties Securing our Mortgage Revenue Bond Holdings and MF Properties as of December 31, 2015

The following tables outline information regarding the Residential Properties on which we hold mortgage revenue bonds as investments. The tables also contain information about the MF Properties, but do not include information on the two Consolidated VIEs that have been sold and reported as discontinued operations for all periods presented. The narrative discussion that follows provides a brief operating analysis of each category for the years ended December 31, 2015 and 2014.

Non-Consolidated Properties-Stabilized

The owners of the following properties either do not meet the definition of a VIE and/or we have evaluated and determined we are not the primary beneficiary of the VIE.  As a result, we do not report the assets, liabilities and results of operations of these properties on a consolidated basis.  For the year ended December 31, 2015, these Residential Properties have met the stabilization criteria (see footnote 3 below the table). Debt service on our mortgage revenue bonds for the non-consolidated stabilized properties was current on December 31, 2015.

		Total Revenue (1) (000's) For the Year Ended		Net Operating Income (000's) For the Year Ended			Percentage Occupied Units as of		Economic Occupancy (2) for the Year Ended
		December 31,		December 31,		Number	December 31,		December 31,
Property Name	State	2015	2014	2015	2014	of Units	2015	2014	2015	2014
Non-Consolidated Properties-Stabilized (3)
Harden Ranch	CA	$1,136	$992	$651	$561	100	96%	99%	98%	98%
Tyler Park Townhomes	CA	928	925	490	446	88	98%	99%	99%	99%
Westside Village Market	CA	606	625	312	353	81	100%	96%	101%	99%
Lake Forest Apartments	FL	2,238	2,050	1,208	1,020	240	97%	95%	92%	87%
Ashley Square Apartments	IA	1,425	1,390	668	582	144	95%	94%	93%	91%
Brookstone Apartments	IL	1,387	1,290	579	543	168	99%	98%	94%	91%
Copper Gate	IN	1,016	977	462	466	128	96%	95%	95%	96%
Renaissance Gateway	LA	1,792	594	1,062	33	208	96%	93%	94%	55%
Live 929 Apartments	MD	6,786	3,447	4,688	2,246	575	92%	97%	89%	90%
Woodlynn Village	MN	630	601	396	377	59	100%	86%	97%	91%
Greens of Pine Glen Apartments	NC	1,494	1,420	771	673	168	96%	93%	90%	86%
Ohio Properties (4)	OH	3,464	3,406	1,632	1,492	362	96%	96%	95%	94%
Bridle Ridge Apartments	SC	1,179	1,150	676	666	152	99%	98%	98%	96%
Cross Creek Apartments	SC	1,351	1,250	630	498	144	94%	94%	92%	88%
Palms at Premier Park	SC	2,466	2,340	1,616	1,467	240	93%	95%	94%	80%
Arbors of Hickory Ridge	TN	2,412	2,365	1,201	1,223	348	87%	93%	85%	86%
Avistar at Chase Hill	TX	2,108	1,847	1,056	829	232	89%	90%	83%	75%
Avistar at the Crest	TX	1,917	1,765	1,060	927	200	96%	92%	87%	82%
Avistar at the Oaks	TX	1,452	1,149	715	571	156	91%	91%	83%	67%
Avistar in 09	TX	1,166	1,016	648	534	133	95%	96%	87%	81%
Avistar on the Boulevard	TX	2,808	2,621	1,590	1,457	344	92%	95%	82%	79%
Avistar on the Hills	TX	1,187	1,059	625	566	129	95%	95%	89%	80%
Bella Vista Apartments	TX	1,216	1,181	616	584	144	96%	98%	93%	87%
Runnymede Apartments	TX	2,474	2,407	1,117	1,145	252	98%	97%	95%	96%
South Park Ranch Apartments	TX	2,168	2,116	1,352	1,353	192	100%	99%	97%	95%
Vantage at Judson	TX	3,396	1,970	2,189	964	288	89%	90%	83%	48%
		$50,202	$41,953	$28,010	$21,576	5,275	94%	94%	90%	91%

(1) Total revenue is defined as net rental revenue plus other income from the properties.

(2) Economic occupancy is presented for December 31, 2015 and 2014, and is defined as the net rental income received divided by the maximum amount of rental income to be derived from each property. This statistic is reflective of rental concessions, delinquent rents and non-revenue units such as model units and employee units. Actual occupancy is a point in time measure while economic occupancy is a measurement over the period presented. Therefore, economic occupancy for a period may exceed the actual occupancy at any point in time.

(3) A property is considered stabilized once it reaches 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service.

(4) We hold approximately $17.9 million of mortgage revenue bonds secured by the Ohio Properties. The Ohio Properties are: Crescent Village, located in Cincinnati, Ohio, Willow Bend, located in Columbus (Hilliard), Ohio and Postwoods, located in Reynoldsburg, Ohio.

When comparing the years ended December 31, 2015 and 2014, total revenue and net operating income of the stabilized non-consolidated properties increased.  The increase is the result of three factors: renovated properties, new investments, and improved performance of existing properties. The properties which were renovated in 2014 and are now stabilized contribute approximately 46% of the increase in total revenue and approximately 48% of the increase in net operating income. The underlying properties that collateralize the new mortgage revenue bonds contribute approximately 41% of the increase in total revenue and an increase of approximately 37% of the increase in net operating income. Lastly, the existing properties contribute the remaining 13% of the increase in total revenue and 15% of the increase in net operating income.  The increase in net operating income is the result of an increase in other income, mainly cable/television commission and a decrease in utility, real estate tax, and insurance expense.

Non-Consolidated Properties-Not Stabilized

The owners of the following properties either do not meet the definition of a VIE or we have evaluated and determined we are not the primary beneficiary of the VIE.  As a result, we do not report the assets, liabilities and results of operations of these properties on a consolidated basis.  For the year ended December 31, 2015, these Residential Properties have not met the stabilization criteria (see footnote 3 below the table). On December 31, 2015, debt service on our mortgage revenue bonds for the non-consolidated properties which are not stabilized was current.

		Total Revenue (1) (000's) For the Year Ended		Net Operating Income (000's) For the Year Ended			Percentage of Occupied Units as of		Economic Occupancy (2) for the Year Ended
		December 31,		December 31,		Number	December 31,		December 31,
Property Name	State	2015	2014	2015	2014	of Units	2015	2014	2015	2014
Non-Consolidated Properties-Non Stabilized (3)
Glenview Apartments (4)	CA	$766	n/a	$382	n/a	88	100%	n/a	99%	n/a
Montclair Apartments (4)	CA	555	n/a	250	n/a	80	96%	n/a	100%	n/a
Santa Fe Apartments (4)	CA	707	n/a	321	n/a	89	99%	n/a	96%	n/a
Seasons at Simi Valley (4)	CA	257	n/a	142	n/a	69	100%	n/a	137%	n/a
Sycamore Walk (5)	CA	n/a	n/a	n/a	n/a	112	98%	n/a	n/a	n/a
Silver Moon (4)	NM	901	n/a	486	n/a	151	95%	n/a	73%	n/a
Columbia Gardens (5)	SC	n/a	n/a	n/a	n/a	188	86%	n/a	n/a	n/a
Willow Run (5)	SC	n/a	n/a	n/a	n/a	200	92%	n/a	n/a	n/a
Avistar at the Parkway (4)	TX	886	n/a	350	n/a	236	47%	n/a	53%	n/a
Concord at Gulfgate (4)	TX	2,309	n/a	1,284	n/a	288	75%	n/a	74%	n/a
Concord at Little York (4)	TX	1,834	n/a	781	n/a	276	67%	n/a	67%	n/a
Concord at Williamcrest (4)	TX	2,229	n/a	1,211	n/a	288	73%	n/a	71%	n/a
Crossing at 1415 (4)	TX	52	n/a	11	n/a	112	73%	n/a	45%	n/a
Heights at 515 (4)	TX	66	n/a	44	n/a	97	82%	n/a	75%	n/a
Heritage Square Apartments (4)	TX	1,129	n/a	696	n/a	204	91%	n/a	58%	n/a
Vantage at Harlingen (6)	TX	2,082	n/a	1,145	n/a	288	82%	n/a	55%	n/a
		$13,773	n/a	$7,103	n/a	2,766	81%	n/a	69%	n/a

(1) Total revenue is defined as net rental revenue plus other income from the properties.

(2) Economic occupancy is presented for December 31, 2015 and 2014, and is defined as the net rental income received divided by the maximum amount of rental income to be derived from each property. This statistic is reflective of rental concessions, delinquent rents and non-revenue units such as model units and employee units. Actual occupancy is a point in time measure while economic occupancy is a measurement over the period presented. Therefore, economic occupancy for a period may exceed the actual occupancy at any point in time.

(3)During 2015, these properties were under construction or renovation.  As such, these properties are not considered stabilized as they have not met the criteria for stabilization. Stabilization is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service.

(4) Previous period occupancy numbers are not available as these are new investments.

(5) The investment in these properties happened in late December, therefore, we have no meaningful revenue, net operating income or economic occupancy to report for the period.

(6) Previous period occupancy numbers are not available as these properties were being renovated in 2014.

When comparing the years ended December 31, 2015 and 2014, total revenue and net operating income of the non-stabilized non-consolidated properties increased as new collateral was added to our property portfolio with the purchase of approximately $156.5 million of new mortgage revenue bonds. The underlying properties that collateralize these mortgage revenue bonds were either under renovation or have not fully stabilized.  Glenview

Apartments, Montclair Apartments, Santa Fe Apartments and Heritage Square were purchased in the period between July 1 and December 31, 2014, while Seasons at Simi Valley, Sycamore Walk, Silver Moon, Columbia Gardens, Willow Run, Avistar at the Parkway, Concord at Gulfgate, Concord at Little York, Concord at Williamcrest, Crossing at 1415, Heights at 515, and Vantage at Harlingen were purchased or construction was completed in 2015.

MF Properties

The eight MF Properties are owned by us and our subsidiary. We own one MF Property directly, and the subsidiary holds a 99% limited partner interest in one limited partnership and 100% of the membership interests in six limited liability companies.  The properties are encumbered by mortgage loans with an aggregate principal balance of $68.3 million at December 31, 2015.  We report the assets, liabilities, and results of operations of these properties on a consolidated basis.  For the year ended December 31, 2015, these MF Properties have met the stabilization criteria (see footnote 3 below the table). On December 31, 2015, debt service on our mortgage payables was current.

		Total Revenue (1) (000's) For the Year Ended		Net Operating Income (000's) For the Year Ended			Percentage of Occupied Units as of		Economic Occupancy (2) for the Year Ended
		December 31,		December 31,		Number	December 31,		December 31,
Property Name	State	2015	2014	2015	2014	of Units	2015	2014	2015	2014
MF Properties-Stabilized (3)
Suites on Paseo	CA	$1,776	n/a	$86	n/a	394	89%	n/a	83%	n/a
Eagle Village	IN	2,045	1,699	777	475	511	90%	68%	84%	67%
Woodland Park	KS	1,884	1,825	1,009	945	236	95%	89%	90%	91%
Northern View (f/k/a Meadowview)	KY	1,445	1,270	485	508	270	90%	85%	80%	91%
Arboretum	NE	3,460	3,301	1,739	1,567	145	98%	99%	93%	92%
The 50/50	NE	3,739	1,480	2,089	910	475	99%	96%	96%	n/a
Residences at DeCordova	TX	1,177	1,130	637	619	110	96%	94%	92%	92%
Residences at Weatherford	TX	879	858	459	458	76	100%	97%	99%	99%
		$16,405	$11,563	$7,281	$5,482	2,217	94%	86%	90%	76%

(1) Total revenue is defined as net rental revenue plus other income from the properties.

(2) Economic occupancy is presented for December 31, 2015 and 2014, and is defined as the net rental income received divided by the maximum amount of rental income to be derived from each property. This statistic is reflective of rental concessions, delinquent rents and non-revenue units such as model units and employee units. Actual occupancy is a point in time measure while economic occupancy is a measurement over the period presented. Therefore, economic occupancy for a period may exceed the actual occupancy at any point in time.

(3) Stabilization is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service for all MF Properties that are not student housing residential properties. Suites on Paseo, Eagle Village, Northern View, and The 50/50 MF Property are student housing residential properties.

When comparing the years ended December 31, 2015 and 2014, total revenue of the stabilized MF Properties and student housing residential properties increased approximately $4.8 million while the net operating income increased approximately $1.8 million. Approximately $1.2 million of the increase in net operating income was due to the completion and lease-up of The 50/50 MF Property in August 2014.  The remaining increase is due to improved overall economic occupancy reported by the remaining stabilized MF Properties.

In September 2015, the Partnership and the owner of the Suites on Paseo property mutually agreed to exchange the deed for the Suites on Paseo property, a California property, in exchange for the par value of the Series A and B mortgage revenue bonds plus accrued interest. See Notes 5, 8, and 9 in the Company’s condensed consolidated financial statements for additional details.

Results of Operations

The tables and following discussions of our change in total revenues, total expenses, and net income for the years ended December 31, 2015, 2014 and 2013 (in thousands) should be read in conjunction with the Company’s consolidated financial statements and Notes thereto filed in Item 8 of this report.

The following table compares revenue for the Partnership for the periods presented:

	Total Revenues (in 000's)
	For Year Ended December 31, 2015	For Year Ended December 31, 2014	For Year Ended December 31, 2013
Revenues:
Property revenues	$17,789	$14,251	$13,116
Investment income	34,410	26,606	22,652
Contingent interest income	4,757	40	6,497
Other interest income	2,624	856	1,772
Gain on sale of MF Properties	4,599	-	-
Gain on mortgage revenue bonds - sale and redemption	-	3,702	-
Other income	373	188	250
Total Revenues	$64,552	$45,643	$44,287

Discussion of the Total Revenues for the Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Property revenues.  Property revenues in 2015 increased approximately $3.5 million, when compared to 2014.  Approximately $4.0 million of the net property revenue increase was due to the completion and lease-up of The 50/50 MF Property in August 2014 and the addition of the Suites on Paseo, an MF Property, in September 2015. Also, in 2015 we sold Glynn Place and The Colonial, resulting in a reduction of approximately $1.3 million when comparing the two periods. The remaining increase is related to the increase in economic occupancy. Annual net revenues per unit related to the MF Properties were approximately $6,747 per unit in 2015 as compared to approximately $6,166 in 2014 which excludes the properties that were sold in 2015.

Investment income. Investment income includes interest earned on mortgage revenue bonds, PHC Certificates, and MBS Securities. Recurring investment income increased in 2015 as compared to 2014 by approximately $9.8 million due to 2015 increases in the investment portfolio held by us at December 31, 2015.  Offsetting this increase was a decrease of approximately $2.4 million related to principal reductions, the 2014 Lost Creek and Autumn Pines mortgage revenue bond redemption and sale, and the MBS Securities sold in 2014.  See Note 5 to the Company’s consolidated financial statements for additional details.

Contingent interest income. We realized approximately $4.8 million from the sale of the two Consolidated VIEs in the fourth quarter of 2015.  In addition, we realized and reported $40,000 of contingent interest income from Ashley Square during 2014.  See Note 5 to the Company’s consolidated financial statements for additional details.

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by us. The increase in other interest income when comparing 2015 to 2014 is attributable to taxable interest income of approximately $1.5 million received from Fairmont Oaks on the taxable property loan when this Consolidated VIE was sold in December of 2015. The remaining increase was related to an increase in notes receivable of approximately $7.7 million held by us in 2015.  See Note 9 to the Company’s consolidated financial statements for additional details.

Gains on the sales and redemption of MF Properties and mortgage revenue bonds. We sold The Colonial and Glynn Place, MF Properties, in 2015 which resulted in a gain of approximately $4.6 million. There were no MF Property sales during 2014. However, in April 2014, the Autumn Pines mortgage revenue bond was sold at a gain of approximately $873,000. In addition, the Lost Creek mortgage revenue bond was redeemed and a gain of approximately $2.8 million was recognized. There was no gain realized on the sale of mortgage revenue bonds during 2015.

Other income.  Other income recognized in 2015 is predominately attributable to development fee income related to the Silver Moon Apartment project which was completed in 2015.  The other income earned in 2014 was related to the development of The 50/50.

Discussion of the Total Revenues for the Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Property revenues.  Property revenues increased approximately $1.1 million when comparing 2013 to 2014 due to offsetting factors.  Approximately $2.3 million of the increase was attributable to The 50/50 which began leasing in August 2014 and Woodland Park which became an MF Property effective June 1, 2013 after the completion of the foreclosure of the property’s mortgage revenue bond.  See Note 8 to the Company’s consolidated financial statements for additional details. In addition, approximately $647,000 was attributable to the net increase in MF Properties’ economic occupancy. Offsetting these increases was the approximate $1.8 million decrease due to the Lake Forest deconsolidation in the fourth quarter of 2013.  Annual net revenues per unit related to the MF Properties increased to approximately $6,844 per unit in 2014 from approximately $6,836 in 2013.

Investment income.  The net increase of approximately $4.0 million is due to offsetting factors. Approximately $10.7 million in recurring investment income increased due to 2014 increases in the investment portfolio held by us at December 31, 2014.  These increases were offset by a decrease of approximately $6.6 million of investment income due to the recognition of the Greens Property sale in the third quarter of 2013, recognition of the Ohio sale in first quarter of 2013, the redemption of the Iona Lakes mortgage revenue bond, the completion of the foreclosure of the Woodland Park mortgage revenue bond in the second quarter of 2013, the sale of the Autumn Pines mortgage revenue bond in the second quarter of 2014, the redemption of the Lost Creek mortgage revenue bond in the first quarter 2014, the MBS Securities sold in 2014, and the principal payments received on the mortgage revenue bond and  PHC investments.  See Note 5 to the Company’s consolidated financial statements for additional details.

Contingent interest income. We realized $40,000 of contingent interest from Ashley Square during 2014. We realized approximately $6.5 million of contingent interest income upon the redemption of the Iona Lakes mortgage revenue bond in June 2013.

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by us. The decrease in other interest income when comparing 2014 to 2013 is mostly attributable to taxable interest income from the taxable property loans which were securitized by the Ohio Properties and recognized in 2013 when we were able to recognize the sale of the Ohio Properties.  See Note 10 to the Company’s consolidated financial statements for additional details.

Gain on mortgage revenue bonds - sale and redemption.  We realized an approximate $2.8 million gain on the redemption of the Lost Creek mortgage revenue bond and an approximate $873,000 gain on the sale of the Autumn Pines mortgage revenue bond in February 2014 and April 2014, respectively. There was no gain realized on the sale or redemptions of mortgage revenue bonds in 2013.

Other income.  Other income recognized in 2014 is a guarantee fee received from the general partner of the Greens Property and the other income recognized in 2013 is a guarantee fee received from the general partner of the Ohio Properties.  See Note 10 to the Company’s consolidated financial statements for additional details.

The following table compares expenses for the Partnership for the periods presented:

	Total Expenses (in 000's)
	For Year Ended December 31, 2015	For Year Ended December 31, 2014	For Year Ended December 31, 2013
Expenses:
Real estate operating (exclusive of items shown below)	$10,053	$7,797	$7,622
Realized loss on taxable property loans	-	-	4,558
Provision for loan loss	-	75	168
Provision for loss on receivables	-	-	242
Depreciation and amortization	8,128	6,082	5,823
Interest	14,826	11,166	6,991
General and administrative	8,661	5,547	4,237
Total Expenses	$41,668	$30,667	$29,641

Discussion of the Total Expenses For the Year Ended December 31, 2015 Compared to December 31, 2014

Real estate operating expenses.  Real estate operating expenses associated with the MF Properties is comprised principally of real estate taxes, property insurance, utilities, property management fees, repairs and maintenance, and salaries and related employee expenses of on-site employees. A portion of real estate operating expenses is fixed in nature, thus a decrease in physical and economic occupancy would result in a reduction in operating margins. Conversely, as physical and economic occupancy increase, the fixed nature of these expenses will increase operating margins as these real estate operating expenses would not increase at the same rate as rental revenues.  The overall increase in real estate operating expenses was due to various factors. Approximately $2.8 million of the net increase in real estate operating expenses was directly related to four months of operations for the Suites on Paseo, which became an MF Property in September 2015, and The 50/50 MF Property which began lease-up in August 2014.  Offsetting this increase was a decrease of approximately $862,000 related to the sale of Glynn Place and The Colonial in 2015. The remaining changes were mostly related to changes in salaries, real estate taxes, and management fees due to normal property operations.

Depreciation and amortization expense.  Depreciation results primarily from the MF Properties.  Amortization consists of in-place lease intangible assets recorded as part of the acquisition-method of accounting for the acquisition of MF Properties and deferred finance cost amortization related to the closing of the TEBS and TOB financing facilities.  Approximately $2.2 million of the net increase in depreciation and amortization was related to The 50/50 MF Property which was placed in service in August 2014 and the addition of the Suites on Paseo in September 2015. Offsetting this increase was a decrease of approximately $563,000 related to the sale of The Colonial and Glynn Place in 2015. The majority of the remaining increase is related to the additional amortization expense related to our financing facilities.

Interest expense. The net increase in interest expense in 2015 compared to 2014 was the result of an increase of approximately $3.4 million in interest expense related to an approximately $123.6 million increase in average debt outstanding.  Our borrowing cost averaged approximately 2.7% per annum for 2015, as compared to approximately 2.6% per annum for 2014.  The increase in interest rate resulted in approximately $488,000 in additional interest expense.  Offsetting these increases was approximately $201,000 due to the change in the mark to market adjustment of our derivatives when comparing the two periods. These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense.

General and administrative expenses.  The increase in general and administrative expenses was due to approximately $651,000 increased administrative fees payable to AFCA 2, and approximately $2.0 million in salaries and professional fees which are all  attributable to the increased investment portfolio. In addition, one-time consent solicitation expenses were incurred during 2015.

Discussion of the Total Expenses For the Year Ended December 31, 2014 Compared to December 31, 2013

Real estate operating expenses.  The overall increase in real estate operating expenses was due to various factors. A decrease includes approximately $106,000 in Glynn Place’s repair expenses.  Offsetting these decreases was an increase of approximately $891,000 related to The 50/50, which began leasing up in August 2014, and Woodland Park, which became an MF Property effective June 1, 2013.  See Note 8 to the Company’s consolidated financial statements for additional details. The remaining increase was related to the MF Properties normal operating increases in salaries, utilities, management fees, real estate taxes, and repair and maintenance expenses which were related to increased economic occupancy.

Realized loss on taxable property loan. In June 2013, we redeemed our interest in the Iona Lakes mortgage revenue bond for approximately $21.9 million. This redemption resulted in the realization of approximately $4.6 million loss on a taxable property loan as the excess proceeds above the par value of the bond were recognized as contingent interest income. There was no realized loss on taxable property loans reported during 2014.

Provision for loan loss. Periodically, or as changes in circumstances or operations dictate, we evaluate our investments for impairment. During 2014 and 2013, we determined a portion of the taxable property loans were potentially impaired and a provision for loan loss should be recorded.   A provision for loan loss and an associated loan loss reserve of $75,000 and $168,000 was recorded against the Cross Creek taxable property loan during 2014 and 2013, respectively.

Provision for loss on receivables. A provision for loss was recorded on the interest receivable from the Woodland Park mortgage revenue bond until the foreclosure was completed on May 29, 2013. There was no provision for loss on receivables expense in 2014.

Depreciation and amortization expense.   The net increase in depreciation and amortization when comparing 2014 to 2013 was the result of offsetting factors. There was an approximate $429,000 decrease in in-place lease amortization related to The Colonial and Woodland Park as these were fully amortized in 2013. This decrease was offset by an approximate $947,000 increase in depreciation and amortization expense related to The 50/50 which began leasing up in August 2014 and depreciation expense related to Woodland Park which became an MF Property effective June 1, 2013.  See Note 8 to the Company’s consolidated financial statements for additional details.  In addition, an approximate $243,000 increase is related to the additional amortization and depreciation expense reported on new deferred debt financing costs and asset additions related to the existing properties.

Interest expense. The net increase in interest expense in 2014 as compared to 2013 was partly due to an approximate $1.7 million increase resulting from the change in the mark to market adjustment of our derivatives.  In addition, an increase of approximately $2.4 million resulted from approximately $93.7 million in greater average debt outstanding between the two periods. Our borrowing cost averaged approximately 2.6% per annum for 2014 and 2013.

General and administrative expenses.  The increase in general and administrative expenses when comparing 2014 to 2013 is attributable to an approximate $755,000 increase in administrative fees payable to AFCA 2 related to the newly acquired mortgage revenue bonds in 2014 offset by an approximate $120,000 reduction due to the Lost Creek mortgage revenue bond redemption and the Autumn Pines mortgage revenue bond sale. In addition we realized an increase of approximately $715,000 in professional fees and salary and benefits.

The following table compares income from discontinued operations of the Partnership for the periods presented:

	Discontinued Operations (in 000's)
	For Year Ended December 31, 2015	For Year Ended December 31, 2014	For Year Ended December 31, 2013
Income from discontinued operations (including gains on sale of Consolidated VIEs of approximately $3.2 million for 2015 and of MF Properties of approximately $3.2 million for 2013)	$3,721	$53	$3,331

Income from discontinued operations.  The discontinued operations reported in 2015 is comprised of approximately $3.2 million of gain on sales related to Bent Tree and Fairmont Oaks,  Consolidated VIEs, and their related 2015 operating net income. The discontinued operations reported in 2014 was the result of operations related to the Consolidated VIEs. The 2013 income from operations is mostly comprised of approximately $1.8 million gain from the recognition of the sale of the Ohio Properties and approximately $1.4 million gain from the recognition of the sale of the Greens Property in 2013.

Liquidity and Capital Resources

Interest earned on the mortgage revenue bonds and discontinued operations, and mortgage investment income earned on the PHC Certificates and the MBS Securities represents our principal source of cash flow.  We may also receive interest payments on our property loans, earnings on temporary investments and cash distributions from equity interests held in MF Properties.  Interest is primarily comprised of fixed rate base interest payments received on our mortgage revenue bonds and MBS Securities which provides fairly constant cash receipts.  Because base interest on each of our mortgage revenue bonds, PHC Certificates, and MBS Securities is fixed, our cash receipts tend to be fairly constant period to period unless we acquire or dispose of these or MF Properties.  Certain of the mortgage revenue bonds may also generate payments of contingent interest to us from time to time when the underlying Residential Properties generate excess net cash flow.   For additional details, see Item 8, Cash Flows from Investing Activities section of the Company’s Consolidated Statement of Cash Flows.

Similarly, the economic performance of MF Properties will affect the amount of cash distributions, if any, received by us from our ownership of these properties.  The economic performance of the Residential Properties depends on the rental and occupancy rates of the property and on the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market area in which a property is located.  This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and the affordability of single-family homes.  In addition, factors such as government regulation (such as zoning laws), inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of an apartment property.  For discussion related to economic risk see Item 1A, “Risk Factors” in the Company’s report.

Other sources of cash available to us include debt financing, mortgages, and the sale of additional BUCs.  On December 31, 2015, we had outstanding lines of credit of approximately $18.9 million, debt financing of approximately $451.5 million under separate credit facilities and mortgages of approximately $67.8 million secured by six MF Properties, net of deferred financing costs. We did not issue any additional BUCs during 2015 .  See Notes 11, 12, 13 and 14 to the Company’s consolidated financial statements for additional details.

Our principal uses of cash are the, (i) general, administrative and operating expenses (ii) interest and principal on debt and mortgage financing facilities and (iii) payment of distributions to Unitholders. We also use cash to acquire additional investments.

(i)	Payment of general, administrative, and operating expenses

The Consolidated VIEs, which are reported as discontinued operations for all periods presented herein, and MF Properties’ primary uses of cash were for operating expenses.  We also used cash for general and administrative expenses. For additional details, see Item 1A, “Risk Factors” and Item 8, Cash Flows from Operating Activities section of the Company’s Consolidated Statement of Cash Flows.

(ii)	Payment of interest and principal on debt and mortgage financing facilities

We utilize leverage for the purpose of enhancing investor returns. We use target constraints for each type of short term financing utilized by us to manage an overall 65% leverage constraint.  The amount of leverage utilized is dependent upon several factors, including the assets being leveraged, the tenor of the leverage program, whether the financing is subject to market collateral calls, and the liquidity and marketability of the financing collateral. While short term variations from targeted levels may occur within financing classes, our overall leverage will not exceed 65%. On December 31, 2015 our overall leverage constraint, defined as total outstanding debt divided by total assets using the carrying value of the mortgage revenue bonds, PHC Certificates, MBS Securities, initial finance costs, and the MF Properties at cost, was approximately 65%.  For additional details related to cash available and used for interest and principal payments, see Item 8, Cash Flows from Financing Activities section of the Company’s Consolidated Statements of Cash Flows.

On December 31, 2015, our total costs of borrowing by investment type were as follows:

•	LOC’s - approximately 2.9% to 3.5%;
•	M24, M31, and M33 TEBS financing facilities - approximately 1.3% to 2.0%;
•	TOB Trusts securitized by mortgage revenue bonds - approximately 2.8% to 4.5%;
•	MBS TOB Trusts - approximately 1.1%;
•	PHC Trust Certificates TOB Trusts - approximately 2.3% ; and
•	MF Properties - approximately 2.9% to 4.8%.
(iii)	Payment of distributions to the Unitholders

Distributions to the Unitholders may increase or decrease at the determination of the General Partner.  The per unit cash available for distribution primarily depends on the amount of interest and other cash received by us from our portfolio of mortgage revenue bonds and other investments, the amount of our outstanding debt and the effective interest rates paid by us on this debt, the level of operating and other cash expenses incurred by us, and the number of units outstanding. During the year ended December 31, 2015, we generated cash available for distribution of $0.53 per unit. For further discussion, see “Cash Available for Distribution” in this section.

We believe our cash balance and cash provided by operations, in combination with other sources of cash, will be sufficient to meet our financing needs over the next 12 months.

Cash Available for Distribution

We utilize a calculation of CAD as a means to determine our ability to pay distributions to Unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  To calculate CAD, we add back non-cash expenses consisting of amortization expense related to debt financing costs and bond reissuance costs, interest rate derivative expense or income, provision for loan losses, impairments on bonds, losses related to VIEs including depreciation expense, and income received in cash from transactions which have been eliminated in consolidation, to our net income (loss) as computed in accordance with GAAP. In addition, we deduct Tier 2 income attributable to the General Partner as defined in the Amended and Restated LP Agreement.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.

In 2015, we earned the $0.50 distribution per unit paid to the Unitholders with none of the distribution reported as a return of capital.  Since realized CAD per unit was less than $0.50 per unit in 2014 and 2013, we paid approximately $6.0 million and $4.0 million, respectively, of the distribution using unrestricted cash to supplement the deficit. This was a return of capital to Unitholders in these years.  We have historically supplemented our cash available for distribution with unrestricted cash when necessary and will expect to do so in the future if we are unable to earn the declared per unit distribution rate.  Our Amended and Restated LP Agreement permits the General Partner to identify new investment opportunities and continue to identify mortgage revenue bonds it intends to acquire in 2016. We are actively performing due diligence on the new investment opportunities and mortgage revenue bonds to ensure we continue to meet our investment criteria.  We continue to work with our primary lenders to finance a portion of the acquisition of the mortgage revenue bonds.

We believe that as we continue to implement our current investment plans, we will be able to continue to generate sufficient CAD to maintain cash distributions to Unitholders at the existing level of $0.50 per unit per year without the use of other available cash.  However, there is no assurance that we will be able to generate CAD at levels in excess of the current annual distribution rate, which could result in a reduced annual distribution rate per unit.

The following tables show the calculation of CAD (and a reconciliation of our net income (loss) as determined in accordance with GAAP to our CAD) for the years ended December 31, 2015, 2014 and 2013.

	2015	2014	2013
Net income - America First Multifamily Investors L.P.	$26,609,023	$15,033,861	$17,714,919
Net (income) loss related to VIEs and eliminations due to consolidation	(3,721,397)	635,560	1,116,262
Net income before impact of VIE consolidation	22,887,626	15,669,421	18,831,181
Change in fair value of derivatives and interest rate derivative amortization	1,802,655	2,003,350	283,610
Depreciation and amortization expense (Partnership only)	8,127,800	6,081,500	5,365,376
Provision for loan loss	-	75,000	168,000
Tier 2 Income distributable to the General Partner (1)	(2,338,956)	(937,106)	(484,855)
Developer income (2)	18,159	619,948	528,000
Bond purchase premium (discount) amortization (accretion) (net of cash received)	1,300,932	116,329	256,615
Provision for loss on receivables	-	-	241,698
Depreciation and amortization related to discontinued operations	7,432	8,208	19,285
Deposit liability gain - sale of the Ohio Properties (1)	-	-	(1,775,527)
Deposit Liability gain - sale of the Greens Property (3)	-	-	(1,401,656)
Greens Property deferred interest and reversal of deferral (4)	-	-	(135,264)
Ohio Properties deferred interest and reversal of deferral (5)	-	-	(3,517,258)
CAD	$31,805,648	$23,636,650	$18,379,205
Weighted average number of units outstanding,
basic and diluted	60,252,928	59,431,010	43,453,476
Net income (loss), basic and diluted, per unit	$0.34	$0.25	$0.40
Total CAD per unit	$0.53	$0.40	$0.42
Distributions per unit	$0.50	$0.50	$0.50

(1) As described in Note 3 to the Company’s consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the Unitholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

•

For the year ended December 31, 2015, the Consolidated VIEs were sold and we realized approximately $4.8 million of contingent interest and 25% of Tier 2 income due to the General Partner of approximately $1.2 million.  In addition, we reported the sale of Glynn Place and The Colonial which resulted in an approximately $1.2 million and $3.4 million gain, respectively, and 25% of Tier 2 income due to the General Partner is approximately $297,000 and $854,000, respectively.

•

For the year ended December 31, 2014, we realized the sale of the Autumn Pines bond which resulted in an approximate $873,000 gain and Tier 2 income due to the General Partner of approximately $218,000, realized the redemption of the Lost Creek bond which resulted in an approximate $2.8 million gain and Tier 2 income due to the General Partner of approximately $709,000, and received contingent interest from Ashley Square generating $10,000 of Tier 2 income due to the General Partner.

•

For the year ended December 31, 2013, we realized approximately $1.9 million in Tier 2 income from the Iona Lakes mortgage revenue bond redemption.  We determined that approximately $1.8 million gain from the sale of the Ohio Properties was Tier 2 income in 2010, the year in which the Ohio Properties were sold to the unaffiliated not-for-profit.  As such, 25% of that gain was distributed to AFCA 2 in 2010 and there was no Tier 2 income reported in 2013 related to the Ohio Properties.

(2) The developer income amount represents cash received by us for developer and construction management services performed on The 50/50 Student Housing at UNL mixed-use project in Lincoln, Nebraska.  The development at the University of Nebraska - Lincoln is accounted for as an MF property and the cash received for these fees has been eliminated within the consolidated financial statements.  For purposes of CAD, we treat these fees as if received from an unconsolidated entity.

(3) We sold the Greens Property in conjunction with the purchase of mortgage revenue bonds secured by the property.  The sales price approximated the 2009 property purchase price and therefore the gain from the sale of the property related entirely to depreciation recapture.  For this reason, we concluded that the gain should be excluded from the calculation of CAD.

(4) In July 2013, we recognized the sale of the Greens Property.  We were required to follow the deposit method of accounting and had to defer to the gain until sufficient equity was invested by the new unaffiliated owners (which occurred in July 2013).  Mortgage interest income of approximately $135,000 was received by us between October 2012 and December 31, 2012 and reported in 2012 CAD, and as such, the amount was reversed in the first nine months of the 2013 CAD calculation. As such, approximately $135,000 of CAD is being reversed out in the 2013 calculation of CAD.

(5) The recognition of the sale of the Ohio Properties allowed us to 1) realize approximately $4.2 million of interest income on the mortgage revenue bonds, 2) recognize approximately $1.1 million of taxable interest income on taxable property loans receivable we held with the Ohio Properties, and 3) realize a $250,000 guarantee fee from the general partner owner of the Ohio Properties, all in 2013.  See Note 10 of the Company’s consolidated financial statements for additional details.  Mortgage interest income of $3.5 million of the $4.2 million had been previously received by us and reported in CAD, and as such, the amount was reversed in the 2013 CAD calculation.

The table below identifies the composition of CAD per unit earned by us for the years ended December 31,

	2015	2014	2013
Total CAD per unit	$0.53	$0.40	$0.42
Non-Recurring CAD per unit
General and administrative non-recurring expenses	(0.006)	-	-
Net MF Property operations	(0.007)	-	-
Non-recurring CAD per unit total	(0.013)	-	-
Recurring CAD per unit	$0.54	$0.40	$0.42

The non-recurring CAD per unit reflects activity that will not recur within a two–year period and all periods presented have been adjusted.

Off Balance Sheet Arrangements

As of December 31, 2015 and 2014, we held mortgage revenue bonds which are collateralized by Residential Properties.  The Residential Properties are owned by entities that are not controlled by us.  We have no equity interest in these entities and do not guarantee any obligations of these entities.  The Consolidated VIEs did not have off-balance sheet arrangements.  For additional discussions related to guarantees, see Note 18 to the Company’s consolidated financial statements.

We do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

We do not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with us or our related parties other than what is disclosed in Note 15 to the Company’s consolidated financial statements.

Contractual Obligations

As discussed in Notes 11, 12 and 13 to the Company’s consolidated financial statements; the amounts maturing in 2016 consist of the principal paid on the TEBS credit facility with Freddie Mac, the TOB credit facilities with DB, and payments on the MF Property mortgages.  Our strategic objective is to leverage our bond portfolio utilizing long term securitization financings with Freddie Mac through its TEBS program.  This strategy allows us to better match the duration of our assets and liabilities and to better manage the spread between our assets and liabilities.  We intend and expect to refinance all of our maturing short term debt obligations with the proceeds of at least one additional TEBS financing.

As part of our strategy of acquiring mortgage revenue bonds, we will enter into bond purchase commitments related to mortgage revenue bonds to be issued and secured by properties under construction.  Upon execution of the bond purchase commitment, the proceeds from the mortgage revenue bonds issued will be used to pay off the construction related debt and mortgage revenue bonds.  We account for our Bond Purchase Commitments as available-for-sale securities and, as such, record the estimated value of the Bond Purchase Commitments as an asset or liability with changes in such valuation recorded in other comprehensive income.  See Note 18 to the Company’s consolidated financial statements for additional details.

We have the following contractual obligations, exclusive of deferred financing costs, as of December 31, 2015:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations
Long-term line of credit	$1,425,261	$-	$1,425,261	$-	$-
Debt financing	$456,431,288	$81,807,600	$163,980,600	$210,643,088	$-
Mortgages payable	$68,291,853	$1,919,689	$40,650,528	$25,721,636	$-
Effective interest rate(s) (1)		2.53%	2.20%	1.62%	0.00%
Interest (2)	$30,829,225	$12,294,398	$14,404,414	$4,130,413	$-
Purchase Obligations
Forward bond purchase	$5,634,360	$2,414,222	$3,220,138	$-	$-
Total	$562,611,987	$98,435,909	$223,680,941	$240,495,137	$-

(1) Interest rates shown are the average effective rate as of December 31, 2015, and include the impact of our interest rate derivatives.

(2) Interest shown is estimated based upon current effective interest rates through maturity.

Inflation

With respect to the financial results of our investments in mortgage revenue bonds and MF Properties, substantially all of the resident leases at the Residential Properties, which collateralize our mortgage revenue bonds, allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable the properties to seek rent increases. The substantial majority of these leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to the properties of the adverse effects of inflation; however, market conditions may prevent the properties from increasing rental rates in amounts sufficient to offset higher operating expenses. Inflation did not have a significant impact on our financial results for the years presented in this report.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires us to make a number of judgments, assumptions, and estimates. The application of these judgments, assumptions, and estimates can affect the amounts of assets, liabilities, revenues, and expenses reported by us. All of our significant accounting policies are described in Note 2 to the Company’s consolidated financial statements which are incorporated by reference. We consider the following to be our critical accounting policies because they involve our judgments, assumptions and estimates that significantly affect the financial statements. If these estimates differ significantly from actual results, the impact on our consolidated financial statements may be material.

Accounting for the TEBS and TOB Financing Arrangements

We have evaluated the accounting guidance in regard to the M33, M31, and M24 TEBS and TOB financing arrangements and have determined that the securitization transactions do not meet the accounting criteria for a sale or transfer of financial assets and will, therefore, be accounted for as secured financing transactions.  See Note 12 to the Company’s consolidated financial statements for additional details.

VIEs

We invest in mortgage revenue bonds which have been issued to provide construction and/or permanent financing of Residential Properties.  We generally own 100% of these bonds and each bond is secured by a first mortgage on the property.  We have also made taxable property loans to the property owners in certain cases which are secured by second mortgages on these properties.  Although each multifamily and student housing property financed with mortgage revenue bonds held by us is owned by a separate entity in which we have no equity ownership interest, the debt financing provided by us creates a variable interest in these ownership entities that may require us to report the assets, liabilities and results of operations of these entities on a consolidated basis under GAAP.  See Note 2 of the Company’s consolidated financial statements for additional details.

Investments in Mortgage Revenue Bonds and Property Loans

Valuation - As all of our investments in mortgage revenue bonds are classified as available-for-sale securities, they are carried on the balance sheet at their estimated fair values.  We generally own 100% of each of these bonds.  There is no active trading market for the bonds and price quotes for the bonds are not available.  As a result, we base our estimate of fair value of the mortgage revenue bonds using discounted cash flow and yield to maturity analysis performed by us. This calculation methodology encompasses judgment in our application.  If available, we may also consider price quotes on similar bonds or other information from external sources, such as pricing services or broker quotes.  Pricing services, broker quotes and our internal analysis provide indicative pricing only.  See Note 2 of the Company’s consolidated financial statements for additional details.

Review of securities for other-than-temporary impairment - We periodically review each of our mortgage revenue bonds for impairment.  We evaluate whether a decline in the fair value of a security below its amortized cost is other-than-temporary based on a number of factors including:

•	The duration and severity of the decline in fair value,
•	Our intent to hold and the likelihood of being required to sell the security before its value recovers,
•	Adverse conditions specifically related to the security, its collateral, or both,
•	Volatility of the fair value of the security,
•	The likelihood of the borrower being able to make required principal and interest payments,
•	Failure of the issuer to make scheduled interest or principal payments, and
•	Recoveries or additional declines in fair value after the balance sheet date.

While we evaluate all available information, we focus specifically on whether we intend to sell the securities prior to the time that their value recovers or until maturity, whether it is likely that we will be required to sell the securities before a recovery in value and whether we expect to recover the securities’ entire amortized cost basis.  See Note 2 to the Company’s consolidated financial statements for additional details.

Evaluation of property loans for potential losses - In addition to the mortgage revenue bonds held by us, loans have been made to the owners of some of the properties which secure the bonds.  All of these loans are made on a non-recourse basis.  As a result, the repayment of these loans depends on the cash flows generated by the underlying property.  We periodically evaluate these loans for potential losses by utilizing the practical expedient method allowed for in the guidance for measuring impairment on a collateral dependent loan.  See Note 2 to the Company’s consolidated financial statements for additional details.

Investment in PHC Certificates

Valuation - As all of our investments in PHC Certificates are classified as available-for-sale securities, they are carried on the balance sheet at their estimated fair values. Due to the limited market for the PHC Certificates, these estimates of fair value do not necessarily represent what we would actually receive for the sale of the PHC certificates. The estimates of the fair values of these PHC certificates are based on a yield to maturity analysis.  See Note 2 to the Company’s consolidated financial statements for additional details.

Investment in Mortgage-Backed Securities

Valuation - We value each MBS security based upon prices obtained from a third party pricing service, which are indicative of market activity.  The valuation methodology of our third party pricing service incorporates commonly used market pricing methods, incorporates trading activity observed in the market place, and other data inputs. The methodology also considers the underlying characteristics of each security, which are also observable inputs, including: coupon; maturity date; loan age; reset date; collateral type; geography; and prepayment speeds.  We analyze pricing data received from the third party pricing service by comparing it to valuation information obtained from at least one other third party pricing service and ensuring they are within a tolerable range of difference which we estimate as 7.5%.  We also look at observations of trading activity in the market place when available.  See Note 2 to the Company’s consolidated financial statements for additional details.

Revenue recognition - mortgage revenue bonds, investments in real estate, MBS Securities and PHC Certificates - Interest on our mortgage revenue bonds, MBS Securities and PHC Certificates is recognized as it is earned. Rental revenue from MF Properties and Consolidated VIEs is recognized, net of rental concessions, on a straight-line method over the related lease term. See Note 2 to the Company’s consolidated financial statements for additional details.

Derivative Instruments and Hedging Activities

Our investments in interest rate derivative agreements are accounted for under the guidance that establishes accounting and reporting standards for derivative financial instruments and for hedging activity. The fair values of the interest rate derivatives at inception are their original cost. Changes in the fair value of the interest rate derivative agreements are recognized in earnings as interest expense.  See Note 16 to the Company’s consolidated financial statements for additional details.

Recently Issued Accounting Pronouncements

For a discussion on recently issued accounting pronouncements, see Note 20 to the Company’s consolidated financial statements which are incorporated by reference.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

Our primary market risk exposures are interest rate risk and credit risk. Our exposure to market risks relates primarily to our investments in mortgage revenue bonds, PHC Certificates, MBS Securities, and our debt financing.

The fair value of our mortgage revenue bonds, PHC Certificates, and MBS Securities are also directly impacted by changes in market interest rates.  An increase in rates will cause the fair value of these investments to decrease.  Although changes in the fair value of the assets do not impact earnings or cash flow, they affect total partners’ capital and book value per unit.  In addition, if the fair value of the mortgage revenue bonds, PHC Certificates, and MBS Securities decreases, we may need to provide additional collateral for our debt financing secured by these assets.

We base the fair value of the mortgage revenue bonds and PHC Certificates  on a discounted cash flow or yield to maturity analysis performed by us. This calculation methodology encompasses judgment in its application.  If available we may also consider price quotes on similar bonds or other information from external sources, such as pricing services.  As of December 31, 2015, all of our mortgage revenue bonds were valued using management’s discounted cash flow or yield to maturity analyses.  The PHC Certificates were valued using management’s yield to maturity analyses and the MBS Securities were priced using third-party pricing services.  Pricing services, broker quotes, and management’s analyses provide indicative pricing only.  Due to the limited market for the mortgage revenue bonds and PHC Certificates, these estimates of fair value do not necessarily represent what we would actually receive in a sale of these investments.

If uncertainties in the credit and capital markets continue, the markets deteriorate further, or we experience deterioration in the values of our investment portfolio, we may incur impairments to our investment portfolio which could negatively impact our financial condition, cash flows, and reported earnings.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.  The nature of our mortgage revenue bonds, PHC Certificates, MBS Securities, and the debt financing used to finance these investments exposes us to financial risk due to fluctuations in market interest rates.  The mortgage revenue bonds, PHC Certificates, and MBS Securities all bear base interest at fixed rates.  In addition, the mortgage revenue bonds may also pay contingent interest which fluctuates based upon the cash flows of the underlying property.  As of December 31, 2015, the weighted average base rate of the mortgage revenue bonds reported in the consolidated financial statements was approximately 6.3% per annum, the weighted average base rate of the PHC Certificates was approximately 5.2% per annum and the weighted average coupon rate of the MBS Securities was approximately 4.3% per annum.

The following is a summary of the Partnership’s TEBS Financing, net of deferred financing costs, at December 31, 2015:

	Outstanding TEBS Financing at December 31, 2015	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
M24 TEBS Financing	$60,735,743	2010	September-17	Variable	Weekly	0.04%	1.91%	1.95%
M31 TEBS Financing (1)	92,280,069	2014	July-19	Variable	Weekly	0.02%	1.42%	1.44%
M33 TEBS Financing (1)	81,968,780	2015	July-20	Variable	Weekly	0.02%	1.26%	1.28%
Total TEBS Financing\Effective Rate	$234,984,592							1.52%

(1) Facility fees are variable

If the average SIFMA Index Rate, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2015, the interest expense payments on this variable-rate debt financing would have increased or decreased by approximately $2.4 million.

The following is a summary of the Partnership’s TOB Trust Financing, net of deferred financing costs, at December 31, 2015:

TOB Trusts Securitization	Outstanding TOB Trust Financing at December 31, 2015	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	SIFMA Based Rate	Facility Fees	Year End Rate
PHC Certificates (1)	$43,985,000	2012	June-16	Variable	Weekly	0.68%	1.62%	2.30%
MBS Securities - 1	2,585,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
MBS Securities - 2	4,090,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
MBS Securities - 3	5,270,000	2012	April-16	Variable	Weekly	0.16%	0.94%	1.10%
Decatur Angle	22,847,450	2014	October-16	Fixed	N/A	N/A	N/A	4.26%
Live 929	37,935,981	2014	July-19	Fixed	N/A	N/A	N/A	4.39%
Bruton Apartments	17,246,899	2014	July-17	Fixed	N/A	N/A	N/A	4.51%
Pro Nova 2014-1	9,006,899	2014	July-17	Fixed	N/A	N/A	N/A	4.01%
Pro Nova 2014-2	8,371,899	2014	July-17	Fixed	N/A	N/A	N/A	4.01%
Concord at Gulfgate	14,936,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Concord at Little York	11,231,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Concord at Williamcrest	15,606,685	2015	February-18	Fixed	N/A	N/A	N/A	2.76%
Columbia Gardens	11,699,209	2015	December-17	Fixed	N/A	N/A	N/A	2.76%
Willow Run	11,698,732	2015	December-17	Fixed	N/A	N/A	N/A	2.76%
Total TOB Trust Financing\Effective Rate	$216,512,124							3.26%

(1) Comprised of three TOB Trusts

If the average rates, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2015, the interest expense payments on the TOB Trust financing would have increased or decreased by approximately $2.2 million.

The following is a summary of the Partnership’s MF Property Mortgage Payables at December 31, 2015:

MF Property Mortgage Payables	Outstanding Mortgage Payable at December 31, 2015	Year Acquired	Stated Maturity	Variable / Fixed	Reset Frequency	Variable Based Rate	Facility Fees	Year End Rate
Arboretum	$16,683,146	2011	March 2017	Fixed	N/A	N/A	N/A	3.75%
Eagle Village (1)	8,037,133	2010	September 2018	Variable	Monthly	0.25%	3.00%	3.25%
Residences of DeCordova	1,807,246	2012	June 2017	Fixed	N/A	N/A	N/A	4.75%
Residences of Weatherford	5,820,623	2011	June 2017	Fixed	N/A	N/A	N/A	4.75%
The 50/50 UNL Student Housing-- Mortgage (2)	25,363,647	2013	March 2020	Variable	Monthly	3.25%	N/A	3.25%
The 50/50 UNL Student Housing--TIF Loan	4,035,780	2014	December 2019	Fixed	N/A	N/A	N/A	4.65%
Woodland Park (1)	6,074,738	2013	August 2017	Variable	Monthly	0.19%	2.75%	2.94%
Total Mortgage Payable\Effective Rate	$67,822,313							3.60%

(1) Variable rate is based on LIBOR
(2) Variable rate is based on Wall Street Journal Prime Rate

If the average rates, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2015, the interest expense payments on the mortgage payables would have increased or decreased by approximately $683,000.

We manage our interest rate risk on our debt financing by entering into interest rate cap agreements to mitigate our exposure to interest rate fluctuations on the variable rate financing facilities. The following table sets forth certain information regarding the Partnership’s interest rate cap agreements at December 31, 2015:

Purchase Date	Initial Notional Amount	Effective Capped Rate	Maturity Date	Purchase Price	Fair Value (1)	Variable Debt Financing Facility Hedged	Maximum Potential Cost of Borrowing	Counterparty
September-10	$31,936,667	3.00%	September-17	$921,000	$86	M24 TEBS	5.0%	Bank of New York Mellon

September-10	$31,936,667	3.00%	September-17	$845,600	$86	M24 TEBS	5.0%	Barclays Bank PLC

September-10	$31,936,667	3.00%	September-17	$928,000	$86	M24 TEBS	5.0%	Royal Bank of Canada

August-13	$93,305,000	1.50%	September-17	$793,000	$8,546	M24 TEBS	3.5%	Deutsche Bank

February-14	$41,250,000	1.00%	March-17	$230,500	$1,500	PHC TOB Trusts	3.3%	SMBC Capital Markets, Inc

February-14	$11,000,000	1.00%	March-17	$150,500	$400	MBS TOB Trusts	2.1%	SMBC Capital Markets, Inc

July-14	$31,565,000	3.00%	August-19	$315,200	$29,307	M31 TEBS	4.4%	Barclays Bank PLC

July-14	$31,565,000	3.00%	August-19	$343,000	$29,336	M31 TEBS	4.4%	Royal Bank of Canada

July-14	$31,565,000	3.00%	August-19	$333,200	$29,336	M31 TEBS	4.4%	SMBC Capital Markets, Inc

July-15	$28,095,000	3.00%	August-20	$210,000	$81,831	M33 TEBS	4.3%	Wells Fargo Bank

July-15	$28,095,000	3.00%	August-20	$187,688	$81,831	M33 TEBS	4.3%	Royal Bank of Canada

July-15	$28,095,000	3.00%	August-20	$174,900	$81,831	M33 TEBS	4.3%	SMBC Capital Markets, Inc

(1) For additional details, see Note 17 to the Company's consolidated financial statements.

In addition to the interest rate cap agreements, we contracted for two interest rate swaps with DB related to the Decatur Angle and Bruton TOB financing facilities collateralized by mortgage revenue bonds that are used to provide financing for the construction of these properties.  The swap related to the Decatur Angle TOB financing facility has a $23.0 million notional value, an October 15, 2016 effective date, and an October 15, 2021 termination date. The swap related to the Bruton TOB financing facility has an approximate $18.1 million notional value, an April 15, 2017 effective date, and an April 15, 2022 termination date. Both swaps are in place to mitigate the possible interest rate increases and swaps a variable rate based on LIBOR for an approximate 2.0% fixed rate. On December 31, 2015 the fair value of the Decatur Angle swap is a liability of approximately $737,000 and the fair value of the Bruton swap is a liability of approximately $580,000.

These interest rate derivatives do not qualify for hedge accounting and they are carried at fair value, with changes in fair value included in current period earnings within interest expense. Interest rate derivative expense, which is the result of marking the interest rate derivative agreements to fair value, resulted in an increase of approximately $1.8 and $2.0 million in interest expense for the years ended December 31, 2015 and 2014. These interest rate derivatives are presented on the balance sheet in Other Assets.  The carrying value of these derivatives was approximately $344,000 and $268,000 million as of December 31, 2015 and 2014, respectively.

Credit Risk

Our primary credit risk is the risk of default on our investment in mortgage revenue bonds and taxable property loans collateralized by the Residential Properties. The mortgage revenue bonds are not direct obligations of the governmental authorities that issued the bonds and are not guaranteed by such authorities, any insurer or other party. In addition, the mortgage revenue bonds and the associated taxable property loans are non-recourse obligations of the property owner. As a result, the sole source of principal and interest payments (including both base and contingent interest) on the mortgage revenue bonds and the taxable property loans is the net rental revenues generated by these properties or the net proceeds from any sale or refinance of these properties.

If a property is unable to sustain net rental revenues at a level necessary to pay current debt service obligations on our mortgage revenue bond or taxable property loan on such property, a default may occur. A property’s ability to generate net rental income is subject to a wide variety of factors, including rental and occupancy rates of the property and the level of its operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, multifamily residential properties in the market area in which a property is located. This is affected by several factors such as local or national economic conditions, the amount of new apartment construction and the affordability of single-family homes. In addition, factors such as government regulation (e.g. zoning laws); inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of a multifamily residential property.

We also have credit risk in its investment in PHC Certificates, which hold custodial receipts evidencing loans made to a number of public housing authorities.  Principal and interest on these loans are payable by the respective public housing authorities solely out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program.  If Congress fails to continue to make annual appropriations for the Capital Fund Program at or near current levels, or there is a delay in the approval of appropriations, the public housing authorities may not have funds from which to pay principal and interest on the loans underlying the PHC Certificates.

Defaults on the mortgage revenue bonds, taxable property loans, or the public housing authorities loans backing the PHC Certificates may reduce the amount of future cash available for distribution to Unitholders. In addition, if a property’s net rental income declines, it may affect the market value of the property. If the market value of a property deteriorates, the amount of net proceeds from the ultimate sale or refinancing of the property may be insufficient to repay the entire principal balance of the mortgage revenue bond or taxable property loan secured by the property.  In the event of a default on a mortgage revenue bond or taxable property loan, we will have the right to foreclose on the mortgage or deed of trust securing the property. If we take ownership of the property securing a defaulted mortgage revenue bond, we will be entitled to all net rental revenues generated by the property. If such an event occurs, such amounts may not provide tax-exempt income.

We actively manage the credit risks associated with our mortgage revenue bonds and taxable property loans by performing a complete due diligence and underwriting process of the properties securing these investments prior to investing.  In addition, we carefully monitor the performance of the properties underlying these investments subsequent to their purchase by the Partnership.  Our primary method of managing the credit risk associated with the PHC Certificates is to monitor the rating report issued at least annually by a rating agency for each of three PHC Certificates.

As the above information incorporates only those material positions or exposures that existed as of December 31, 2015, it does not consider those exposures or positions that could arise after that date. The ultimate economic impact of these market risks will depend on the exposures that arise during the period, our risk mitigating strategies at that time and the overall business and economic environment.